UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

TEREX CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT OF TEREX CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2026

On April 29, 2026, Terex Corporation (“Terex” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to the Company’s Annual Meeting of Stockholders to be held virtually on June 25, 2026, at 10:00 a.m. Eastern Time (the “Annual Meeting”). The Company is filing this supplement (this “Supplement”) to its Proxy Statement solely to clarify the voting standard applicable to the matters set forth therein and the effect of abstentions and broker non-votes on the outcome of the votes on such matters.

Nominees for the board of directors will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares of common stock, $.01 par value per share (“Common Stock”) present virtually or represented by proxy and entitled to vote on the matter. Each other matter to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on such matter. Abstentions and broker non-votes will continue to be considered present for purposes of determining the presence of a quorum. With respect to all matters to be voted upon at the Annual Meeting, abstentions will continue to have the effect of a negative vote and broker non-votes will continue to not be considered as votes cast and thus will have no effect on the outcome of the vote. Brokers may not vote your shares on the election of directors, regarding the compensation of the Company’s named executive officers, or regarding the Terex Corporation 2026 Omnibus Incentive Plan in the absence of your specific instructions as to how to vote, but will have discretionary authority to vote on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm without your instructions.

This Supplement is being filed with the Securities and Exchange Commission (“SEC”) and made available to stockholders on May 18, 2026. Except as specifically described above, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

Important Information

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the disclosure in the Proxy Statement under the heading “How to Vote – Revocation of Proxies” for instructions on how to do so.